Exhibit 10.12

ORIGINAL

Code word for this Charter Party

“SHELLTIME 4”

Issued December 1984 amended December 2003, Version 1.1 Apr06

Time Charter Party
LONDON 27th May
2011

IT IS THIS DAY AGREED between Orion Tankers Limited of Monrovia (hereinafter referred to as “Owners”), being owners of the good motor/~~steam~~* vessel called “GRENDON” (hereinafter referred to as “the vessel”) described as per Clause 1 hereof and Petredec Limited of Bermuda (hereinafter referred to as “Charterers”):

Description And Condition of Vessel	1.

At the date of delivery of the vessel under this charter and throughout the charter period:

(a)         she shall be classed by a Classification Society which is a member of the International Association of Classification Societies;

(b)         she shall be in every way fit to carry the cargo as described in Clause 4. ~~crude petroleum and/or its products~~;

(c)          she shall be tight, staunch, strong, in good order and condition, and in every way fit for the service, with her machinery, boilers, hull and other equipment (including but not limited to hull stress calculator, radar, computers and computer systems) in a good and efficient state;

(d)         her tanks, valves and pipelines shall be ~~oil~~ gas-tight;

(e)          she shall be in every way fitted for burning, in accordance with the grades specified in Clause 29 hereof:

		(i) at sea, fuel oil for main propulsion and fuel oil/marine diesel oil* for auxiliaries; (ii) in port fuel oil/marine diesel oil* for auxiliaries;

(f)           she shall comply with the regulations in force so as to enable her to pass through the Suez and Panama Canals by day and night without delay;

(g)          she shall have on board all certificates, documents and equipment required from time to time by any applicable law to enable her to perform the charter service without delay;

(h)         she shall comply with the description in the OCIMF Harmonised Vessel Particulars Questionnaire appended hereto as Appendix A, provided however that if there is any conflict between the provisions of this questionnaire and any other provision, including this Clause 1, of this charter such other provisions shall govern;

(i)             her ownership structure, flag, registry, classification society and management company shall not be changed without Charterers’ prior agreement;

Safety Management		(j) Owners will operate: (i) a safety management system certified to comply with the International Safety Management Code (“ISM Code”) for the Safe Operation of Ships and for Pollution Prevention;

(ii)          a documented safe working procedures system (including procedures for the identification and mitigation of risks);

(iii)       a documented environmental management system;

(iv)      documented accident/incident reporting system compliant with flag state requirements;

~~(k)         Owners shall submit to Charterers a monthly written report detailing all accidents/incidents and environmental reporting requirements, in accordance with the “Shell Safety and Environmental Monthly Reporting Template” appended hereto as Appendix B;~~

(l)             Owners shall maintain Health Safety Environmental (“HSE”) records sufficient to demonstrate compliance with the requirements of their HSE system and of this charter. Charterers reserve the right to confirm compliance with HSE requirements by audit of Owners.

(m)     Owners will arrange at their expense for a SIRE inspection to be carried out at intervals of six months plus or minus thirty days.

Shipboard Personnel And their Duties	2.

(a)         At the date of delivery of the vessel under this charter and throughout the charter period:

(i)             she shall have a full and efficient complement of master, officers and crew for a vessel of her tonnage, who shall in any event be not less than the number required by the laws of the flag state and who shall be trained to operate the vessel and her

* Delete as appropriate.

* Delete as appropriate.

This document is a computer generated SHELLTIME 4 (as revised 2003) form printed by BIMCO’s idea with the permission of Shell. Any insertion or deletion must be clearly visible. In event of any modification being made to the pre-printed text of this document which is not clearly visible the Shell-approved text of SHELLTIME 4 (as revised 2003) shall apply. BIMCO and Shell assume no responsibility for any loss, damage or expense caused as a result of discrepancies between the SHELLTIME 4 (as revised 2003) document and this computer generated document.

equipment competently and safely;
(ii) all shipboard personnel shall hold valid certificates of competence in accordance with the requirements of the law of the flag state;

(iii)       all shipboard personnel shall be trained in accordance with the relevant provisions of the International Convention on Standards of Training, Certification and Watchkeeping for Seafarers, 1995 or any additions, modifications or subsequent versions thereof;

(iv)      there shall be on board sufficient personnel with a good working knowledge of the English language to enable cargo operations at loading and discharging places to be carried out efficiently and safely and to enable communications between the vessel and those loading the vessel or accepting discharge there from to be carried out quickly and efficiently;

(v) the terms of employment of the vessel’s staff and crew will always remain acceptable to The International Transport Worker’s Federation and the vessel will at all times carry a Blue Card;
(vi) the nationality of the vessel’s officers given in the OCIMF Vessel Particulars Questionnaire referred to in Clause 1(h) will not change without Charterers’ prior agreement.
(b) Owners guarantee that throughout the charter service the master shall with the vessel’s officers and crew, unless otherwise ordered by Charterers;
(i) prosecute all voyages at the service speed ~~with the utmost despatch~~;
(ii) render all customary assistance; and

(iii)       load and discharge cargo as rapidly as possible when required by Charterers or their agents to do so, by night or by day, but always in accordance with the laws of the place of loading or discharging (as the case may be) and in each case in accordance with any applicable laws of the flag state.

Duty to Maintain	3.

(a)         Throughout the charter service Owners shall, whenever the passage of time, wear and tear or any event (whether or not coming within Clause 27 hereof) requires steps to be taken to maintain or restore the conditions stipulated in Clauses 1 and 2(a), exercise due diligence so to maintain or restore the vessel.

(b)         If at any time whilst the vessel is on hire under this charter the vessel fails to comply with the requirements of Clauses 1, 2(a) or 10 then hire shall be reduced to the extent necessary to indemnify Charterers for such failure. If and to the extent that such failure affects the time taken by the vessel to perform any services under this charter, hire shall be reduced by an amount equal to the value, calculated at the rate of hire, of the time so lost.

Any reduction of hire under this sub-Clause (b) shall be without prejudice to any other remedy available to Charterers, but where such reduction of hire is in respect of time lost, such time shall be excluded from any calculation under Clause 24.

(c)          If Owners are in breach of their obligations under Clause 3(a)), Charterers may so notify Owners in writing and if, after the expiry of 30 days following the receipt by Owners of any such notice, Owners have failed to demonstrate to Charterers’ reasonable satisfaction the exercise of due diligence as required in Clause 3(a), the vessel shall be off-hire, and no further hire payments shall be due, until Owners have so demonstrated that they are exercising such due diligence.

(d)         Owners shall advise Charterers immediately, in writing, should the vessel fail an inspection by, ~~but not limited to~~, a governmental and/or port state authority, ~~and/or terminal and/or major charterer of similar tonnage~~. Owners shall simultaneously advise Charterers of their proposed course of action to remedy the defects which have caused the failure of such inspection.

(e)          If, in Charterers reasonably held view:

(i)             failure of an inspection, or,

(ii)          any finding of an inspection,

referred to in Clause 3 (d), prevents normal commercial operations then Charterers have the option to place the vessel off-hire from the date and time that the vessel fails such inspection, or becomes commercially inoperable, until the date and time that the vessel passes a re-inspection by the same organisation, or becomes commercially operable, which shall be in a position no less favourable to Charterers than at which she went off-hire.

(f)           ~~Furthermore, at any time while the vessel is off-hire under this Clause 3 (with the exception of Clause 3(e)(ii)), Charterers have the option to terminate this charter by giving notice in writing with effect from the date on which such notice of termination is received by Owners or from any later date stated in such notice. This sub-Clause (f) is without prejudice to any rights of~~

		~~Charterers or obligations of Owners under this charter or otherwise (including without limitation Charterers’ rights under Clause 21 hereof).~~
Period, Trading Limits and Safe Places	4.

(a)   Owners agree to let and Charterers agree to hire the vessel for a period of 12 months ~~plus or minus~~ 15 days more or less in Charterers option, commencing from the time and date of delivery of the vessel, for the purpose of carrying all lawful merchandise (subject always to Clause 28) ~~including in particular;~~ in accordance with the vessel’s Certificate of Fitness in ~~any part of the world, as Charterers shall direct, subject to the limits of the current British Institute Warranties~~ Mediterranean, Black Sea, United Kingdom Continent, Atlantic not south of a line between La Plata and Dakar (both ports included), River Plate mot north of but including San Lorenzo, West Coast Latin America Panama - Peru Range and Caribbean, always within American Institute Trade Warranties, via safe anchorage(s), berth(s), Ports(s), STS locations(s), terminal(s), excluding Amazon, Caripito, Cuba, Haiti, Israel, Lebanon, Libya, Orinoco and Syria or any country / place which may from time to time be prohibited by the vessel’s flag authority and/or the E.U and/or the U.N. and/or the U.S.A or be the subject of embargoes/sanctions. ~~and any subsequent amendments thereof.~~ Notwithstanding the foregoing, but subject to Clause 35, Charterers may order the vessel to ice-bound waters or to any part of the world outside such limits provided that Owners consent thereto (such consent not to be unreasonably withheld) and that Charterers pay for any insurance premium required by the vessel’s underwriters as a consequence of such order. The vessel shall not force ice nor follow ice-breakers.

~~(b)   Any time during which the vessel is off-hire under this charter may be added to the charter period in Charterers option up to the total amount of time spent off-hire. In such cases the rate of hire will be that prevailing at the time the vessel would, but for the provisions of this Clause, have been redelivered.~~

(c)   Charterers shall use due diligence to ensure that the vessel is only employed between and at safe places (which expression when used in this charter shall include ports, berths, wharves, docks, anchorages, submarine lines, alongside vessels or lighters, and other locations including locations at sea) where she can safely lie always afloat. Notwithstanding anything contained in this or any other clause of this charter, Charterers do not warrant the safety of any place to which they order the vessel and shall be under no liability in respect thereof except for loss or damage caused by their failure to exercise due diligence as aforesaid. Subject as above, the vessel shall be loaded and discharged at any places as Charterers may direct, provided that Charterers shall exercise due diligence to ensure that any ship-to-ship transfer operations shall conform to standards not less than those set out in the latest published edition of the ICS/OCIMF Ship-to-Ship Transfer Guide.

		(d) Unless otherwise agreed, the vessel shall be delivered by Owners liquid free under vapours of last cargo LPG or Propylene dropping outward pilot at a one safe port ~~at a  port in~~

North West Europe Gibraltar-Hamburg Range including East Coast United Kingdom at in Owners’ option and redelivered to Owners liquid free under vaporus of last cargo, if LPG or Propylene, otherwise under minimum 99.9 pct Nitrogen and maximum 0.1 pct Oxygen, VCM not to be last 3 cargoes, dropping outward pilot one safe port ~~at a port in~~

		North West Europe Gibraltar - Hamburg Range, including East Coast United Kingdom at in Charterers’ option.
		~~(e) The vessel will deliver with last cargo(es) of and will redeliver with last cargo(es) of~~
		(f) Owners are required to give Charterers 5/3/1 days ~~prior~~ definite notice of delivery (including place) and Charterers are

	required to give Owners 30/20/15/10 days approximate notice and 5/3/1 days difinite ~~prior~~ notice of redelivery.(including place).
Laydays/ Cancelling	5.

The vessel shall not be delivered to Charterers before 27th May 2011 (00:01 hours) and Charterers shall have the option of cancelling this charter if the vessel is not ready and at their disposal on or before 10th June 2011 (24:00 hours)

Owners to Provide	6.

Owners undertake to provide and to pay for all provisions, wages (including but not limited to all overtime payments), and shipping and discharging fees and all other expenses of the master, officers and crew; also, except as provided in Clauses 4 and 34 hereof, for all insurance on the vessel, for all deck, cabin and engine-room stores, and for water; for all drydocking, overhaul, maintenance and repairs to the vessel; and for all fumigation expenses and de-rat certificates. Owners’ obligations under this Clause 6 extend to all liabilities for customs or import duties arising at any time during the performance of this charter in relation to the personal effects of the master, officers and crew, and in relation to the stores, provisions and other matters aforesaid which Owners are to provide and pay for and Owners shall refund to Charterers any sums Charterers or their agents may have paid or been compelled to pay in respect of any such liability. Any amounts allowable in general average for wages and provisions and stores shall be credited to Charterers insofar as such amounts are in respect of a Period when the vessel is on-hire.

Charterers to Provide	7.

(a)   Charterers shall provide and pay for all fuel ~~(except fuel used for domestic services)~~, towage and pilotage and shall pay agency fees, port charges, commissions, expenses of loading and unloading cargoes, canal dues, garbage dues, security/watch costs and expenses and all charges other than those payable by Owners in accordance with Clause 6 hereof, provided that all charges for the said items shall be for Owners’ account when such items are consumed, employed or incurred for Owners’ purposes or while the vessel is off-hire (unless such items reasonably relate to any service given or distance made good and taken into account under Clause 21 or 22); and provided further that any fuel used in connection with a general average sacrifice or expenditure shall be paid for by Owners.

		(b) In respect of bunkers consumed for Owners’ purposes these will be charged on each occasion by Charterers on a “first-in-first-out” basis valued on the prices actually paid by Charterers.

(c)   If the trading limits of this charter include ports in the United States of America and/or its protectorates then Charterers shall reimburse Owners for port specific charges relating to additional premiums charged by providers of oil pollution cover, (including COFR) when incurred by the vessel calling at ports in the United States of America and/or its protectorates in accordance with Charterers orders.

Rate of Hire	8.

Subject as herein provided, Charterers shall pay for the use and hire of the vessel at the rate of United States Dollars 307,500 per calendar month including overtime plus United States Dollars 500 per calendar month for communications ~~per day,~~ and pro rata for any part of a ~~day~~ month, from the time and date of her delivery (local time) to Charterers until the time and date of redelivery (local time) to Owners.

Payment of Hire	9.	Subject to Clause 3 (c) and 3 (e), payment of hire shall be made in immediately available funds to: Owners’ designated bank account.

		Account:

		in United States Dollars per calendar month in advance, less:
		(i) any hire paid which Charterers reasonably estimate to relate to off-hire periods, and;
		(ii) any amounts disbursed on Owners’ behalf, any advances and commission thereon, and charges which are for Owners’ account pursuant to any provision hereof, and;

(iii)  any amounts due or reasonably estimated to become due to Charterers under Clause 3 (c) or 24 hereof,

any such adjustments to be made at the due date for the next monthly payment after the facts have been ascertained. Charterers shall not be responsible for any delay or error by Owners’ bank in crediting Owners’ account provided that Charterers have made proper and timely payment.

		In default of such proper and timely payment:

(a)   Owners shall notify Charterers of such default and Charterers shall within seven days of receipt of such notice pay to Owners the amount due, including interest, failing which Owners may withdraw the vessel from the service of Charterers without prejudice to any other rights Owners may have under this charter or otherwise; and;

(b)   Interest on any amount due but not paid on the due date shall accrue from the day after that date up to and including the day when payment is made, at a rate per annum which shall be 1% above the U.S. Prime Interest Rate as published by the Wall Street Journal ~~Chase Manhattan Bank in New York at 12.00 New York time~~ on the due date, or, if no such interest rate is published on that day, the interest rate published on the next preceding day on which such a rate was so published, computed on the basis of a 360 day year of twelve 30-day months, compounded semi-annually.

Space Available to Charterers	10.

The whole reach, burthen and decks on the vessel and any passenger accommodation (including Owners’ suite) shall be at Charterers’ disposal, reserving only proper and sufficient space for the vessel’s master, officers, crew, tackle, apparel, furniture, provisions and stores, provided that the weight of stores on board shall not, unless specially agreed, exceed 100 tonnes at any time during the charter period.

Segregated Ballast	~~11.~~	~~In connection with the Council of the European Union Regulation on the Implementation of IMO Resolution A747(18) Owners will ensure that the following entry is made on the International Tonnage~~

and Owners shall refund to Charterers any sums Charterers or their agents may have paid or been compelled to pay in respect of any such liability. Any amounts allowable in general average for wages and provisions and stores shall be credited to Charterers insofar as such amounts are in respect of a Period when the vessel is on-hire.

Charterers to Provide	7.

(a)         Charterers shall provide and pay for all fuel (~~except fuel used for domestic services~~), towage and pilotage and shall pay agency fees, port charges, commissions, expenses of loading and unloading cargoes, canal dues, garbage dues, security/watch costs and expenses and all charges other than those payable by Owners in accordance with Clause 6 hereof, provided that all charges for the said items shall be for Owners’ account when such items are consumed, employed or incurred for Owners’ purposes or while the vessel is off-hire (unless such items reasonably relate to any service given or distance made good and taken into account under Clause 21 or 22); and provided further that any fuel used in connection with a general average sacrifice or expenditure shall be paid for by Owners.

		(b) In respect of bunkers consumed for Owners’ purposes these will be charged on each occasion by Charterers on a “first-in-first-out” basis valued on the prices actually paid by Charterers.

(c)          If the trading limits of this charter include ports in the United States of America and/or its protectorates then Charterers shall reimburse Owners for port specific charges relating to additional premiums charged by providers of oil pollution cover (including COFR), when incurred by the vessel calling at ports in the United States of America and/or its protectorates in accordance with Charterers orders.

Rate of Hire	8.

Subject as herein provided, Charterers shall pay for the use and hire of the vessel at the rate of United States Dollars 307,500 per calender month including overtime plus United States Dollers 500 per calender month for communications ~~per day~~, and pro rata for any part of a ~~day~~ month, from the time and date of her delivery (local time) to Charterers until the time and date of redelivery (local time) to Owners.

Payment of Hire	9.	Subject to Clause 3 (c) and 3 (e), payment of hire shall be made in immediately available funds to: Owner’s designated bank account.

		Account:

		in United States Dollars per calendar month in advance, less:
		(i) any hire paid which Charterers reasonably estimate to relate to off-hire periods, and;
		(ii) any amounts disbursed on Owners’ behalf, any advances and commission thereon, and charges which are for Owners’ account pursuant to any provision hereof, and;
		(iii) any amounts due or reasonably estimated to become due to Charterers under Clause 3 (c) or 24 hereof,

any such adjustments to be made at the due date for the next monthly payment after the facts have been ascertained. Charterers shall not be responsible for any delay or error by Owners’ bank in crediting Owners’ account provided that Charterers have made proper and timely payment.

		In default of such proper and timely payment:

(a)         Owners shall notify Charterers of such default and Charterers shall within seven days of receipt of such notice pay to Owners the amount due, including interest, failing which Owners may withdraw the vessel from the service of Charterers without prejudice to any other rights Owners may have under this charter or otherwise; and;

(b)         Interest on any amount due but not paid on the due date shall accrue from the day after that date up to and including the day when payment is made, at a rate per annum which shall be 1% above the U.S. Prime Interest Rate as published by the Wall Street Journal ~~Chase Manhattan Bank in New York at 12.00 New York time~~ on the due date, or, if no such interest rate is published on that day, the interest rate published on the next preceding day on which such a rate was so published, computed on the basis of a 360 day year of twelve 30-day months, compounded semi-annually.

Space Available to Charterers	10.

The whole reach, burthen and decks on the vessel and any passenger accommodation (including Owners’ suite) shall be at Charterers’ disposal, reserving only proper and sufficient space for the vessel’s master, officers, crew, tackle, apparel, furniture, provisions and stores, provided that the weight of stores on board shall not, unless specially agreed, exceed 100 tonnes at any time during the charter period.

Segregated Ballast	~~11.~~	~~In connection with the Council of the European Union Regulation on the Implementation of IMO Resolution A747(18) Owners will ensure that the following entry is made on the International Tonnage~~

~~Certificate(1969) under the section headed “remarks”:\”the segregates ballast tanks comply with the Regulation 13 Annex 1 of the International Convention for the prevention of pollition from ships, 1973, as modified by the Protocol of 1978 relating thereto, and the total tonnage of such tanks exclusively used for the carriage of segregated water ballast is             . The reduced gross tonnage which should be used for calculation of tonnage based fees is         .~~

Instructions And Logs	12.

Charterers shall from time to give the master all requisite instructions and sailling directions (subject always to the Master’s paramount discretion as matters of navigation and routing), and the master shall keep a full and, correct log of the voyage or voyages, which Charterers or their agents may inspect as required. The master shall when required furnish Charterers or their agent with a true copy of such log and other returns as Charterers may require. Charterers shall be entitled to take copies at Owner’s expense of any such documents which are not provided by the master.

Bills of Ladind	13.

(a)         The master (although appointed by Owners) shall be under the orders and direction of Charterers as regards employement of the Vessel, agency and other arrangements, and shall sign Bills of Loading as Charterers or their agents may direct (subject always to Clauses 35(a) and 40) without prejudice to this charter. Charterers hereby indemnify Owners against all consequences or liabilities that may arise;

(i)             from signing Bills of Loading in accordance with the directions of Charteres or their agents, to the extent that the terms of such Bills of Loading fail to conform to the requirements of this charter, or (except as provided in Clauses 13 (b) from the master otherwise complying with Charterers’ or their agents’ orders;

		(ii) from any irregularities in papers supplied by Charterers or their agents.

(b)         If Charterers by telex, facsimile or other form of written communication that specifically refers to this clause request Owners to discharge a quantity of cargo either without Bills of Lading and/or at a discharge place other that named in a Bills of Lading and/or that is different from the Bills of Lading quantity, then Owners’ shall discharge such cargo in accordance with Charterer’s instructions in consideration of receiving the following indemnity which shall be deemed to be given by Charterers on each and every such occasion and which is limited in value to 200% of the CIF value of the cargo carried on board;

“(i) Charterers shall indemnify Owners and Owners’ servants and agents in respect of any liability loss or damage of whatsoever nature (including legal costs as between attorney or solocitor and client and associated expences) which Owners or may sustain by reason of delivering such cargo in accordance with Charterers’ request.

(ii) If any proceeding is commenced against Owners or any of Owners’ servants agents in connection with the vessels having delivered cargo in accordance with such request, Charterers shall provide Owners or any of Owners’ servents or agents from time to time on demand with sufficient funds to defand the said proceedings.

(iii) If the Vessel or any other vessel or property belonging to Owners or in associated Ownership, Management or Control should be arrested or detained, or if the arrest or detention thereof should be threatened, by reason of discharge in accordance with Charterers instruction as aforesaid, Charterers shall provide on demand such bail or other security as may be required to prevent such arrest or detention or to secure the release of such vessel or property and Charterers shall indemnify Owners in respect of any loss, damage or expenses caused by such arrest or detention whether or not same may be justified.

		(iv) Charterers shall, if called upon to do so at any time while such cargo is in Charterers’ possession, custody or control, redeliver the same to Owners.

(v) As soon as all original Bills of Lading for the above cargo which name as discharge port the place where delivery actually occurred shall have arrived and/or come into Charterers’ possession, Charterers shall produce and deliver the same to Owners whereupon Charterers’ liability hereunder shall cease.

Provided however, if Charterers have not received all such original Bills of Lading by 24.00 hours on the day 36 calendar months after the date of discharge, that this indemnity shall terminate at that time unless before that time Charterers have received from Owners written notice that:

		a) Some person is making a claim in connection with Owners delivering cargo pursuant to Charterers request or,
		b) Legal proceedings have been commenced against Owners and/or carriers and/or Charterers and/or any of their respective servants or agents and/or the vessel for the same

		reason.

When Charterers have received such a notice, then this indemnity shall continue in force until such claim or legal proceedings are settled. Termination of this indemnity shall not prejudice any legal rights a party may have outside this indemnity.

(vi)Owners shall promptly notify Charterers if any person (other than a person to whom Charterers ordered cargo to be delivered) claims to be entitled to such cargo and/or if the vessel or any other property belonging to Owners is arrested by reason of any such discharge of cargo. vii) This indemnity shall be governed and construed in accordance with the English law and each and any dispute arising out of or in connection with this indemnity shall be subject to the jurisdiction of the High Court of Justice of England”.

(c)          Owners warrant that the Master will comply with orders to carry and discharge against one or more Bills of Lading from a set of original negotiable Bills of Lading should Charterers so ~~R~~ require and upon receipt of proof of identity from the receivers nominated by Charterers.

Conduct Vessel’s Personnel	14.

If Charterers complain of the conduct of the master or any of the officers or crew, Owners shall immediately investigate the complaint. If the complaint proves to be well founded, Owners shall, without delay, make a change in the appointments and Owners shall in any event communicate the result of their investigations to Charterers as soon as possible.

Bunkers at Delivery and Redelivery	15.

Charterers shall accept and pay for all bunkers on board at the time of delivery, and Owners shall on redelivery (whether it occurs at the end of the charter or on the earlier termination of this charter) accept and pay for all bunkers remaining on board, at the price actually paid, on a “first-in-first-out” basis. Such prices are to be supported by paid invoices. A statement shall be issued by the Master/Chief Engineer determining bunkers remaining onboard on delivery and redelivery. Vessel to be delivered to and redelivered from the charter with, at least, a quantity of bunkers on board sufficient to reach the nearest main bunkering port. Notwithstanding anything contained in this charter all bunkers on board the vessel shall, throughout the duration of this charter, remain the property of Charterers and can only be purchased on the terms specified in the charter at the end of the charter period or, if earlier, at the termination of the charter.

Stevedores Pilots, Tugs	16.

Stevedores, when required, shall be employed and paid by Charterers, but this shall not relieve Owners from responsibility at all times for proper stowage, which must be controlled by the master who shall keep a strict account of all cargo loaded and discharged. Owners hereby indemnify Charterers, their servants and agents against all losses, claims, responsibilities and liabilities arising in any way whatsoever from the employment of pilots, tugboats or stevedores, who although employed by Charterers shall be deemed to be the servants of and in the service of Owners and under their instructions (even if such pilots, tugboat personnel or stevedores are in fact the servants of Charterers their agents or any affiliated company); provided, however, that;

		(a) the foregoing indemnity shall not exceed the amount to which Owners would have been entitled to limit their liability if they had themselves employed such pilots, tugboats or stevedores, and;

(b)         Charterers shall be liable for any damage to the vessel caused by or arising out of the use of stevedores, fair wear and tear excepted, ~~to the extent that Owners are unable by the exercise of due diligence to obtain redress therefor from stevedores.~~

Super-Numeraries	17.

Charterers may send representatives in the vessel’s available accommodation upon any voyage made under this charter, Owners finding provisions and all requisites as supplied to officers, except alcohol. Charterers paying at the rate of United States Dollars 15 (fifteen) per day for each representative while on board the vessel.

Sub-letting/ Assignment/ Novation	18.

Charterers may sub-let the vessel, but shall always remain responsible to Owners for due fulfilment of this charter. ~~Additionally Charterers may assign or novate this charter to any company of the Royal Dutch/ Shell Group of Companies.~~

Final Voyage	19.

If when a payment of hire is due hereunder Charterers reasonably expect to redeliver the vessel before the next payment of hire would fall due, the hire to be paid shall be assessed on Charterers’ reasonable estimate of the time necessary to complete Charterers’ programme up to redelivery, and from which estimate Charterers may deduct amounts due or reasonably expected to become due for;

		(a) disbursements on Owners’ behalf or charges for Owners’ account pursuant to any provision hereof, and;
		(b) bunkers on board at redelivery pursuant to Clause 15.
		Promptly after redelivery any overpayment shall be refunded by Owners or any underpayment made good by Charterers.
		If at the time this charter would otherwise terminate in accordance with Clause 4 the vessel is on a ballast voyage to a port of redelivery or is upon a laden voyage, Charterers shall continue to have the use of the vessel at the same rate and conditions as stand herein for as long as necessary to complete such ballast voyage, or to complete such laden voyage and return to a port of redelivery as provided by this charter, as the case may be.

Loss of Vessel	20.

Should the vessel be lost, this charter shall terminate and hire shall cease at noon on the day of her loss; should the vessel be a constructive total loss, this charter shall terminate and hire shall cease at noon on the day on which the vessel’s underwriters agree that the vessel is a constructive total loss; should the vessel be missing, this charter shall terminate and hire shall cease at noon on the day on which she was last heard of. Any hire paid in advance and not earned shall be returned to Charterers and Owners shall reimburse Charterers for the value of the estimated quantity of bunkers on board at the time of termination, at the price paid by Charterers at the last bunkering port.

Off-hire	21.	(a) On each and every occasion that there is loss of time (whether by way of interruption in the vessel’s service or, from reduction in the vessel’s performance, or in any other manner);

(i)             due to deficiency of personnel or stores; repairs; gas-freeing for repairs; time in and waiting to enter dry dock for repairs; breakdown (whether partial or total) of machinery, boilers or other parts of the vessel or her equipment (including without limitation tank coatings); overhaul, maintenance or survey; collision, stranding, accident or damage to the vessel; or any other similar cause preventing the efficient working of the vessel; and such loss continues for more than three consecutive hours (if resulting from interruption in the vessel’s service) or cumulates to more than three hours (if resulting from partial loss of service); or;

		(ii) due to industrial action, refusal to sail, breach of orders or neglect of duty on the part of the master, officers or crew; or;

(iii)       for the purpose of obtaining medical advice or treatment for or landing any sick or injured person (other than a Charterers’ representative carried under Clause 17 hereof) or for the purpose of landing the body of any person (other than a Charterers’ representative), and such loss continues for more than ~~three~~ six consecutive hours; or;

(iv)      due to any delay in quarantine arising from the master, officers or crew having had communication with the shore (which shall not include visits to the vessel by shore-based personnel) at any infected area without the written consent or instructions of Charterers or their agents, or to any detention by customs or other authorities caused by smuggling or other infraction of local law on the part of the master, officers, or crew; or;

(v)         due to detention of the vessel by authorities at home or abroad attributable to legal action against or breach of regulations by the vessel, the vessel’s owners, or Owners (unless brought about by the act or neglect of Charterers); then;

without prejudice to Charterers’ rights under Clause 3 or to any other rights of Charterers hereunder, or otherwise, the vessel shall be off-hire from the commencement of such loss of time until she is again ready and in an efficient state to resume her service from a position not less favourable to Charterers than that at which such loss of time commenced; provided, however, that any service given or distance made good by the vessel whilst off-hire shall be taken into account in assessing the amount to be deducted from hire.

(b)         If the vessel fails to proceed at any guaranteed speed pursuant to Clause 24, and such failure arises wholly or partly from any of the causes set out in Clause 21(a) above, then the period for which the vessel shall be off-hire under this Clause 21 shall be the difference between;

		(i) the time the vessel would have required to perform the relevant service at such guaranteed speed, and;
		(ii) the time actually taken to perform such service (including any loss of time arising from interruption in the performance of such service).
		For the avoidance of doubt, all time included under (ii) above shall be excluded from any computation under Clause 24.

(c)          Further and without prejudice to the foregoing, in the event of the vessel deviating (which expression includes without limitation putting back, or putting into any port other than that to which she is bound under the instructions of Charterers) for any cause or purpose mentioned in Clause 21(a), the vessel shall be off-hire from the commencement of such deviation until the time when she is again ready and in an efficient state to resume her service from a position not less favourable to Charterers than that at which the deviation commenced, provided, however, that any service given or distance made good by the vessel whilst so off-hire shall be taken into account in assessing the amount to be deducted from hire. If the vessel, for any cause or purpose mentioned in Clause 21 (a), puts into any port other than the port to which she is bound on the instructions of Charterers, the port charges, pilotage and other expenses at such port shall be borne by Owners. Should the vessel be driven into any port or anchorage by stress of weather hire shall continue to be due and payable during any time lost thereby.

(d)         If the vessel’s flag state becomes engaged in hostilities, and Charterers in consequence of such hostilities find it commercially impracticable to employ the vessel and have given Owners written notice thereof then from the date of receipt by Owners of such notice until the termination of such commercial impracticability the vessel shall be off-hire and Owners shall have the right to employ the vessel on their own account.

		(e) Time during which the vessel is off-hire under this charter shall count as part of the charter period ~~except where Charterers declare their option to add off-hire periods under Clause 4 (b)).~~
		(f) All references to “time” in this charter party shall be references to local time except where otherwise stated.
Periodical Drydocking	22. (a) ~~Owners have the right and obligation to drydock the vessel at regular intervals of~~ Except in the case of an emergency, the vessel shall not drydock during the currency of this Charter.

~~On each occasion Owners shall propose to Charterers a date on which they wish to drydock the vessel, not less than                       before such date, and Charterers shall offer a port for such periodical drydocking and shall take all reasonable steps to make the vessel available as near to such date as practicable.~~

~~Owners shall put the vessel in drydock at their expense as soon as practicable after Charterers place the vessel at Owners’ disposal clear of cargo other than tank washings and residues. Owners shall be responsible for and pay for the disposal into reception facilities of such tank washings and residues and shall have the right to retain any monies received therefor, without prejudice to any claim for loss of cargo under any Bill of Lading or this charter.~~

~~(b)         If a periodical drydocking is carried out in the port offered by Charterers (which must have suitable accommodation for the purpose and reception facilities for tank washings and residues), the vessel shall be off-hire from the time she arrives at such port until drydocking is completed and she is in every way ready to resume Charterers’ service and is at the position at which she went off-hire or a position no less favourable to Charterers, whichever she first attains. However;~~

~~(i)             provided that Owners exercise due diligence in gas-freeing, any time lost in gas- freeing to the standard required for entry into drydock for cleaning and painting the hull shall not count as off-hire, whether lost on passage to the drydocking port or after arrival there (notwithstanding Clause 21), and;~~

~~(ii)          any additional time lost in further gas-freeing to meet the standard required for hot work or entry to cargo tanks shall count as off-hire, whether lost on passage to the drydocking port or after arrival there.~~

		~~Any time which, but for sub-Clause (i) above, would be off-hire, shall not be included in any calculation under Clause 24.~~
		~~The expenses of gas-freeing, including without limitation the cost of bunkers, shall be for Owners account.~~

~~(c)          If Owners require the vessel, instead of proceeding to the offered port, to carry out periodical drydocking at a special port selected by them, the vessel shall be off-hire from the time when she is released to proceed to the special port until she next presents for loading in accordance with Charterers’ instructions, provided, however, that Charterers shall credit Owners with the time which would have been taken on passage at the service speed had the vessel not proceeded to drydock. All fuel consumed shall be paid for by Owners but Charterers shall credit Owners with the value of the fuel which would have been used on such notional passage calculated at the guaranteed daily consumption for the service speed, and shall further credit Owners with any benefit they may gain in purchasing bunkers at the special port.~~

~~(d)         Charterers shall, insofar as cleaning for periodical drydocking may have reduced the amount of tank-cleaning necessary to meet Charterers’ requirements, credit Owners with the value of any bunkers which Charterers calculate to have been saved thereby, whether the vessel drydocks at an offered or a special port.~~

Ship Inspection	23.

Charterers shall have the right at any time during the charter period to make such inspection of the vessel as they may consider necessary. This right may be exercised as often and at such intervals as Charterers in their absolute discretion may determine and whether the vessel is in port or on passage. Owners affording all necessary co-operation and accommodation on board provided, however:

		(a) that neither the exercise nor the non-exercise, nor anything done or not done in the exercise or non-exercise, by Charterers of such right shall in any way reduce the master’s or Owners’ authority over, or responsibility to Charterers or third parties for, the vessel and every aspect of her operation, nor increase Charterers’ responsibilities to Owners or third parties for the same; ~~and;~~

(b) that Charterers shall not be liable for any act, neglect or default by themselves, their servants or agents in the exercise or non-exercise of the aforesaid right; and
(c) that Charterers’ servants or agents sign Owners’ Standard LOI.
Detailed Description and Performance	24.

(a)         Owners guarantee that the speed and consumption of the vessel shall be as follows:-

“About” (defined +/- 0.05 knot)/“About” (defined +/- 5 per cent)(basis wind + sea-state not exceeding Beaufort 4+ Douglas 3 respectively)

Maximum average bunker consumption per day
		Average speed in knots	main propulsion fuel oil/diesel oil	auxiliaries fuel oil/diesel oil
		Laden	tonnes	tonnes
		12.5 Knots	12.50 m.t./IFO(380)	1.5 m.t/ MDO
			/	/
			/	/
Ballast
		12.5 Knots	12.50 m.t./IFO(380)	1.5 m.t/ MDO

		Loading	0.75 m.t./IFO(380)	1.5 m.t/ MDO
		Discharging	0.75 m.t./IFO(380)	3.0 m.t/ MDO

All of the above given in good faith but without guarantee or engagement

The foregoing bunker consumptions are for all purposes except Cargo pumping, inerting, ballasting/deballasting cargo heating and tank cleaning and shall be pro-rated between the speeds shown.

The service speed of the vessel is about 12.5 knots laden and about 12.5 knots in ballast and in the absence of Charterers’ orders to the contrary the vessel shall proceed at the service speed. ~~However if more than one laden and one ballast speed are shown in the table above Charterers shall have the right to order the vessel to steam at any speed within the range set out in the table (the “ordered speed”).~~

~~If the vessel is ordered to proceed at any speed other than the highest speed shown in the table, and the average speed actually attained by the vessel during the currency of such order exceeds such ordered speed plus 0.5 knots (the “maximum recognised speed”), then for the purpose of calculating a decrease of hire under this Clause 24 the maximum recognised speed shall be used in place of the average speed actually attained.~~

~~For the purposes of this charter the “guaranteed speed” at any time shall be the then-current ordered speed or the service speed, as the case may be.~~

The average speeds and bunker consumptions shall for the purposes of this Clause 24 be calculated by reference to the observed distance from pilot station to pilot station on all sea passages during each period stipulated in Clause 24 (c), but excluding any time during which the vessel is (or but for Clause 22 (b) (i) would be) off-hire and also excluding “Adverse Weather Periods”, being;

(i) any periods during which reduction of speed is necessary for safety in congested waters or in poor visibility or is due to the effect of adverse currents;

(ii)          any days, noon to noon, when winds exceed force ~~8~~ 4 on the Beaufort Scale and/or seas exceed sea state 3 on the Douglas Scale for more than

~~12~~ 6 hours. Weather, wind and sea conditions shall be taken from the vessel’s deck logs. For the purpose of any calculation under this clause, any day on which wind or sea conditions exceed the above listed criteria will be excluded in its entirely from the calculation.

~~(b)         If during any year from the date on which the vessel enters service (anniversary to anniversary) the vessel falls below or exceeds the performance guaranteed in Clause 24 (a) then if such shortfall or excess results;~~

~~(i)             from a reduction or an increase in the average speed of the vessel, compared to the speed guaranteed in Clause 24 (a) then an amount equal to the value at the hire rate of the time so lost or gained, as the case may be, shall be included in the performance calculation;~~

			~~(ii)~~

~~from an increase or a decrease in the total bunkers consumed, compared to the total bunkers which would have been consumed had the vessel performed as guaranteed in Clause 24 (a) an amount equivalent to the value of the additional bunkers consumed or the bunkers saved, as the case may be, based on the average price paid by Charterers for the vessel’s bunkers in such period, shall be included in the performance calculation.~~

~~The results of the performance calculation for laden and ballast mileage respectively shall be adjusted to take into account the mileage steamed in each such condition during Adverse Weather Periods, by dividing such addition or deduction by the number of miles over which the performance has been calculated and multiplying by the same number of miles plus the miles steamed during the Adverse Weather Periods, in order to establish the total performance calculation for such period.~~

			~~Reduction of hire under the foregoing sub-Clause (b) shall be without prejudice to any other remedy available to Charterers.~~
		~~(c)~~

~~Calculations under this Clause 24 shall be made for the yearly periods terminating on each successive anniversary of the date on which the vessel enters service, and for the period between the last such anniversary and the date of termination of this charter if less than a year. Claims in respect of reduction of hire arising under this Clause during the final year or part year of the charter period shall in the first instance be settled in accordance with Charterers’ estimate made two months before the end of the charter period. Any necessary adjustment after this charter terminates shall be made by payment by Owners to Charterers or by Charterers to Owners as the case may require.~~

		(d)

Owners and Charterers agree that this Clause 24 is assessed on the basis that Owners are not entitled to additional hire for performance in excess of the speeds and consumptions given in this Clause 24. However, over-performance shall be offset against under-performance, if any, but in the event over-performance exceeds under-performance no payment shall be due to Owners.

Salvage	25.

Subject to the provisions of Clause 21 hereof, all loss of time and all expenses (excluding any damage to or loss of the vessel or tortious liabilities to third parties) incurred in saving or attempting to save life or in successful or unsuccessful attempts at salvage shall be borne equally by Owners and Charterers provided that Charterers shall not be liable to contribute towards any salvage payable by Owners arising in any way out of services rendered under this Clause 25.

		All salvage and all proceeds from derelicts shall be divided equally between Owners and Charterers after deducting the master’s, officers’ and crew’s share.
Lien	26.

Owners shall have a lien upon all cargoes and all sub-hires, freights, sub-freights and demurrage for any amounts due under this charter; and Charterers shall have a lien on the vessel for all monies paid in advance and not earned, and for all claims for damages arising from any breach by Owners of this charter, Charterers will not suffer, nor permit to be continued, any lien or encumbrance incurred by them or their agents which might have priority over the title and interest of Owners in the vessel. In no event shall Charterers procure, or permit to be procured, for the vessel any supplies, necessaries or services without previously obtaining a statement signed by an authorised representative of the furnisher thereof, acknowledging that such supplies, necessaries or services are being furnished on the credit of Charterers and not on the credit of the vessel or of her Owners, and that the furnisher claims no maritime lien on the vessel therefor. Furthermore, Charterers shall indemnify Owners for any and all consequences of whatsoever nature arising out of supplies, necessaries or services being furnished to the vessel on the credit of Charterers during the course of this charter, whether said consequences arise during the course of this charter or subsequently.

Exceptions	27.	(a)

The vessel, her master and Owners shall not, unless otherwise in this charter expressly provided, be liable for any loss or damage or delay or failure arising or resulting from any act, neglect or default of the master, pilots, mariners or other servants of Owners in the navigation or management of the vessel; fire, unless caused by the actual fault or privity of Owners; collision or stranding; dangers and accidents of the sea; explosion, bursting of boilers, breakage of shafts or any latent defect in hull, equipment or machinery; provided, however, that Clauses 1, 2, 3 and 24 hereof shall be unaffected by the foregoing. Further, neither the vessel, her master or Owners, nor Charterers shall, unless otherwise in this charter expressly provided, be liable for any loss or damage or delay or failure in performance hereunder arising or resulting from act of God, act of war, seizure under legal process, quarantine restrictions, strikes, lock-outs, riots, restraints of labour, civil commotions or arrest or restraint of princes, rulers or people.

		(b)	The vessel shall have liberty to sail with or without pilots, to tow or go to the assistance of vessels in distress and to deviate for the purpose of saving life or property.
		(c)	Clause 27(a) shall not apply to, or affect any liability of Owners or the vessel or any other

			relevant person in respect of;
			(i)

loss or damage caused to any berth, jetty, dock, dolphin, buoy, mooring line, pipe or crane or other works or equipment whatsoever at or near any place to which the vessel may proceed under this charter, whether or not such works or equipment belong to Charterers, or;

			(ii)

any claim (whether brought by Charterers or any other person) arising out of any loss of or damage to or in connection with cargo. Any such claim shall be subject to the Hague-Visby Rules or the Hague Rules or the Hamburg Rules, as the case may be, which ought pursuant to Clause 38 hereof to have been incorporated in the relevant Bill of Lading (whether or not such Rules were so incorporated) or, if no such Bill of Lading is issued, to the Hague-Visby Rules unless the Hamburg Rules compulsorily apply in which case to the Hamburg Rules.

		(d)

In particular and without limitation, the foregoing subsections (a) and (b) of this Clause shall not apply to or in any way affect any provision in this charter relating to off-hire or to reduction of hire.

Injurious Cargoes	28.

No acids, explosives or cargoes injurious to the vessel shall be shipped and without prejudice to the foregoing any damage to the vessel caused by the shipment of any such cargo, and the time taken to repair such damage, shall be for Charterers’ account. No voyage shall be undertaken, nor any goods or cargoes loaded, that would expose the vessel to capture or seizure by rulers or governments.

Grade of Bunkers	29.

Charterers shall supply fuel oil with a maximum viscosity of 380 centistokes at 50 degrees centigrade and/or marine diesel oil for main propulsion and fuel oil with a maximum viscosity of 380 centistokes at 50 degrees centigrade and/or diesel oil for the auxiliaries. If Owners require the vessel to be supplied with more expensive bunkers they shall be liable for the extra cost thereof.

Charterers warrant that all bunkers provided by them in accordance herewith shall be of a quality complying with the latest edition of ISO Standard 8217 for Marine Residual Fuels and Marine Distillate Fuels as a applicable and of a fitness suitable for burning in the vessel’s main propulsion and auxiliaries. If, at any time after commencement of this charter, applicable international, regional, national or local requirements / rules by way of bunker specifications or standards are introduced anywhere within the trading range under this charter, Charterers shall supply bunkers in compilance with said requirements/rules.

Disbursements	30.

Should the master require advances for ordinary disbursements at any port, Charterers or their agents shall make such advances to him, in consideration of which Owners shall pay a commission of two and a half per cent, and all such advances and commission shall be deducted from hire.

Laying-up	~~31.~~

~~Charterers shall have the option, after consultation with Owners, of requiring Owners to lay up the vessel at a safe place nominated by Charterers, in which case the hire provided for under this charter shall be adjusted to reflect any net increases in expenditure reasonably incurred or any net saving which should reasonably be made by Owners as a result of such lay up. Charterers may exercise the said option any number of times during the charter period.~~

Requisition	32.

Should the vessel be requisitioned by any government, de facto or de jure, during the period of this charter, the vessel shall be off-hire during the period of such requisition, and any hire paid by such governments in respect of such requisition period shall be for Owners’ account. Any such requisition period shall count as part of the charter period.

Outbreak of War	33.

If war or hostilities break out between any two or more of the following countries: U.S.A., the countries or republics having been part of the former U.S.S.R (except that declaration of war or hostilities solely between any two or more of the countries or republics having been part of the former USSR shall be exempted), P.R.C., U.K., Netherlands, then both Owners and Charterers shall have the right to cancel this charter only if such war or hostilities have a direct and material impact on the vessel’s ability to trade freely.

Additional War Expenses	34.

If the vessel is ordered to trade in areas where there is war (de facto or de jure) or threat of war, Charterers shall reimburse Owners for any additional insurance premia, crew bonuses and other expenses which are reasonably incurred by Owners as a consequence of such orders, provided that Charterers are given notice of such expenses as soon as practicable and in any event before such expenses are incurred, ~~and provided further that Owners obtain from their insurers a waiver of any subrogated rights against Charterers in respect of any claims by Owners under their war risk insurance arising out of compliance with such orders.~~

Any payments by Charterers under this clause will only be made against proven documentation. Any discount or rebate refunded to Owners, for whatever reason, in respect of additional war risk premium shall be passed on to Charterers. The vessel’s insured value for war risks is United States Dollars 16,000,000.

War Risks	35.

(a)       The master shall not be required or bound to sign Bills of Lading for any place which in his or Owners’ reasonable opinion is dangerous or impossible for the vessel to enter or reach owing to any blockade, war, hostilities, warlike operations, civil war, civil commotions or revolutions.

(b)        If in the reasonable opinion of the master or Owners it becomes, for any of the reasons set out in Clause 35(a) or by the operation of international law, dangerous, impossible or prohibited for the vessel to reach or enter, or to load or discharge cargo at, any place to which the vessel has been ordered pursuant to this charter (a “place of peril”), then Charterers or their agents shall be immediately notified in writing or by radio messages, and Charterers shall thereupon have the right to order the cargo, or such part of it as may be affected, to be loaded or discharged, as the case may be, at any other place within the trading limits of this charter (provided such other place is not itself a place of peril). If any place of discharge is or becomes a place of peril, and no orders have been received from Charterers or their agents within 48 hours after dispatch of such messages, then Owners shall be at liberty to discharge the cargo or such part of it as may be affected at any place which they or the master may in their or his discretion select within the trading limits of this charter and such discharge shall be deemed to be due fulfilment of Owners’ obligations under this charter so far as cargo so discharged is concerned.

(c)       The vessel shall have liberty to comply with any directions or recommendations as to departure, arrival, routes, ports of call, stoppages, destinations, zones, waters, delivery or in any other wise whatsoever given by the government of the state under whose flag the vessel sails or any other government or local authority or by any person or body acting or purporting to act as or with the authority of any such government or local authority including any de facto government or local authority or by any person or body acting or purporting to act as or with the authority of any such government or local authority or by any committee or person having under the terms of the war risks insurance on the vessel the right to give any such directions or recommendations. If by reason of or in compliance with any such directions or recommendations anything is done or is not done, such shall not be deemed a deviation. If by reason of or in compliance with any such direction or recommendation the vessel does not proceed to any place of discharge to which she has been ordered pursuant to this charter, the vessel may proceed to any place which the master or Owners in his or their discretion select and there discharge the cargo or such part of it as may be affected. Such discharge shall be deemed to be due fulfilment of Owners’ obligations under this charter so far as cargo so discharged is concerned.

Charterers shall procure that all Bills of Lading issued under this charter shall contain the BIMCO War Risks Clause for Voyage Charter Parties 2004

~~Chamber of Shipping War Risks Clause 1952~~.

Both to Blame Collision Clause	36.

If the liability for any collision in which the vessel is involved while performing this charter falls to be determined in accordance with the laws of the United States of America, the following provision shall apply:

“If the ship comes into collision with another ship as a result of the negligence of the other ship and any act, neglect or default of the master, mariner, pilot or the servants of the carrier in the navigation or in the management of the ship, the owners of the cargo carried hereunder will indemnify the carrier against all loss, or liability to the other or non-carrying ship or her owners in so far as such loss or liability represents loss of, or damage to, or any claim whatsoever of the owners of the said cargo, paid or payable by the other or non-carrying ship or her owners to the owners of the said cargo and set off, recouped or recovered by the other or non-carrying ship or her owners as part of their claim against the carrying ship or carrier.”

“The foregoing provisions shall also apply where the owners, operators or those in charge of any ship or ships or objects other than, or in addition to, the colliding ships or objects are at fault in respect of a collision or contact.” Charterers shall procure that all Bills of Lading issued under this charter shall contain a provision in the foregoing terms to be applicable where the liability for any collision in which the vessel is involved falls to be determined in accordance with the laws of the United States of America.

New Jason Clause	37.

General average contributions shall be payable according to York/Antwerp Rules, 1994, as amended from time to time, and shall be adjusted and settled in United States Dollars in London in accordance with English law and practice but should adjustment be made in accordance with the law and practice of the United States of America, the following position shall apply:

“In the event of accident, danger, damage or disaster before or after the commencement of the voyage, resulting from any cause whatsoever, whether due to negligence or not, for which, or for the consequence of which, the carrier is not responsible by statute, contract or otherwise, the cargo, shippers, consignees or owners of the cargo shall contribute with the carrier in general average to the payment of any sacrifices, losses or expenses of a general average nature that may be made or incurred and shall pay salvage and special charges incurred in respect of the cargo.”

“If a salving ship is owned or operated by the carrier, salvage shall be paid for as fully as if the said salving ship or ships belonged to strangers. Such deposit as the carrier or his agents may deem sufficient to cover the estimated contribution of the cargo and any salvage and special charges thereon shall, if required, be made by the cargo, shippers, consignees or owners of the cargo to the carrier before delivery.”

Charterers shall procure that all Bills of Lading issued under this charter shall contain a provision in the foregoing terms, to be applicable where adjustment of general average is made in accordance with the laws and practice of the United States of America.

Clause Paramount	38.

Charterers shall procure that all Bills of Lading issued pursuant to this charter shall contain the following:

“(1)Subject to sub-clause (2) or (3) hereof, this Bill of Lading shall be governed by, and have effect subject to, the rules contained in the International Convention for the Unification of Certain Rules relating to Bills of Lading signed at Brussels on 25th August 1924 (hereafter the “Hague Rules”) as amended by the Protocol signed at Brussels on 23rd February 1968 (hereafter the “Hague-Visby Rules”). Nothing contained herein shall be deemed to be either a surrender by the carrier of any of his rights or immunities or any increase of any of his responsibilities or liabilities under the Hague-Visby Rules.”

“(2)If there is governing legislation which applies the Hague Rules compulsorily to this Bill of Lading, to the exclusion of the Hague-Visby Rules, then this Bill of Lading shall have effect subject to the Hague Rules. Nothing therein contained shall be deemed to be either a surrender by the carrier of any of his rights or immunities or an increase of any of his responsibilities or liabilities under the Hague Rules.”

“(3) If there is governing legislation which applies the United Nations Convention on the Carriage of Goods by Sea 1978 (hereafter the “Hamburg Rules”) compulsorily to this Bill of Lading, to the exclusion of the Hague-Visby Rules, then this Bill of Lading shall have effect subject to the Hamburg Rules. Nothing therein contained shall be deemed to be either a surrender by the carrier of any of his rights or immunities or an increase of any of his responsibilities or liabilities under the Hamburg Rules.”

“(4)If any term of this Bill of Lading is repugnant to the Hague-Visby Rules, or Hague Rules, or Hamburg Rules, as applicable, such term shall be void to that extent but no further.”

“(5)Nothing in this Bill of Lading shall be construed as in any way restricting, excluding or waiving the right of any relevant party or person to limit his liability under any available legislation and/or law.”

Insurance/ ITOPF	39.

Owners warrant that the vessel is now, and will, throughout the duration of the charter:

(a)                                 be owned or demise chartered by a member of the International Tanker Owners Pollution Federation Limited;

(b)                                 be properly entered in United Kingdom Mutual Steam Ship Assurance Association (Bermuda) Limited P&I Club, being a member of the International Group of P and I Clubs;

(c)                                  have in place insurance cover for oil pollution for the maximum on offer through the International Group of P&I Clubs but always a minimum of United States Dollars 1,000,000,000 (one thousand million);

(d)                                 have in full force and effect Hull and Machinery insurance placed through reputable brokers on Institute Time Clauses or equivalent for the value of United States Dollars 16,000,000 as from time to time may be amended with Charterers’ approval, which shall not be unreasonably withheld.

Owners will provide, within a reasonable time following a request from Charterers to do so, documented evidence of compliance with the warranties given in this Clause 39.

Export Restrictions	40.

The master shall not be required or bound to sign Bills of Lading for the carriage of cargo to any place to which export of such cargo is prohibited under the laws, rules or regulations of the country in which the cargo was produced and/or shipped.

Charterers shall procure that all Bills of Lading issued under this charter shall contain the following clause:

“If any laws rules or regulations applied by the government of the country in which the cargo was produced and/or shipped, or any relevant agency thereof, impose a prohibition on export of the cargo to the place of discharge designated in or ordered under this Bill of Lading, carriers shall be entitled to require cargo owners forthwith to nominate an alternative discharge place for the discharge of the cargo, or such part of it as may be affected, which alternative place shall not be subject to the prohibition, and carriers shall be entitled to accept orders from cargo owners to proceed to and discharge at such alternative place. If cargo owners fail to nominate an alternative place within 72 hours after they or their agents have received from carriers notice of such prohibition, carriers shall be at liberty to discharge the cargo or such part of it as may be affected by the prohibition at any safe place on which they or the master may in their or his absolute discretion decide and which is not subject to the prohibition, and such discharge shall constitute due performance of the contract contained in this Bill of Lading so far as the cargo so discharged is concerned”. The foregoing provision shall apply mutatis mutandis to this charter, the references to a Bill of Lading being deemed to be references to this charter.

Business Principles	~~41.~~

~~Owners will co-operate with Charterers to ensure that the “Business Principles”, as amended from time to time, of the Royal Dutch/Shell Group of Companies, which are posted on the Shell Worldwide Web (www.Shell.com), are complied with.~~

Drugs and Alcohol	42.

(a) Owners warrant that they have in force an active policy covering the vessel which meets or exceeds the standards set out in the “Guidelines for the Control of Drugs and Alcohol On Board Ship” as published by the Oil Companies International Marine Forum (OCIMF) dated January 1990 (or any subsequent modification, version, or variation of these guidelines) and that this policy will remain in force throughout the charter period, and Owners will exercise due diligence to ensure the policy is complied with.

		(b) Owners warrant that the current policy concerning drugs and alcohol on board is acceptable to ExxonMobil and will remain so throughout the charter period.

Oil Major Acceptability	43. In recent months the vessel has been physically inspected by and, to the best of Owners knowledge (but always without guarantee or engagement), at the date of this charter is acceptable to:

CDI, ConocoPhillips, Lukoil, Repsol and Statoil.

In addition, the vessel has been physically inspected by BP whose acceptance is awaited.

It is Owners’ belief (but always without guarantee or engagement) that the vessel should be acceptable to other oil majors/companies after screening via CDI or SIRE.

With Charterers’ assistance (including but not limited to timely advising details of the vessel’s loading/discharging programme and of Charterers’ agents), Owners shall arrange inspections, or obtain acceptances by other methods, of the vessel in accordance with her trading pattern by/from any oil majors/companies reasonably required by Charterers in order to trade the vessel.

It is noted by Charterers that two or more inspections cannot be held simultaneously at a same berth or anchorage and that the gap between inspections should not be less than 30 days, unless in the event of an unsatisfactory SIRE/CDI report, in which case Owners to have the vessel re-inspected at the earliest opportunity (always subject to SIRE/CDI requirements).

Costs, if any, of such inspections shall be for Owners’ account.

It is understood and agreed that if any oil major/company invited to inspect does not do so because the scheduled timing or the place for inspection or the vessel itself does not fit its requirements, Owners shall not be required to obtain an acceptance from that oil major/company provided that Owners can prove such reason.

If, at any time during the charter period, the vessel becomes unacceptable to any oil major/company following an inspection by that oil major/company, Charterers shall have the right to terminate the charter provided the causes of such unacceptability, in the opinion of the inspecting oil major/company, are material and are not capable of being rectified in early course. It is understood and agreed that this clause cannot take effect unless Owners have been given the opportunity to take the required remedial action (including but not limited to holding a re-inspection by the oil major/company in question which to be carried out within a maximum period of 2 months from date of first inspection).

However, if the causes of such unacceptability are not material but nevertheless, in Charterers’’ reasonably held view, as a direct consequence of same the vessel becomes commercially inoperable, Charaters have the option to place the vessel off-hire from the date and time that such unacceptability becomes known to Charterers until the date and time that the vessel becomes acceptable again to the oil major/company in question or otherwise becomes commercially operable, which shall be in a position no less favourable to Charterers than at which she went off-hire. Charterers shall always try their best to have vessel remain commercially operable.

~~If, at any time during the charter period, the vessel becomes unacceptable to any Oil Major, Charterers shall have the right to terminate the charter.~~
Pollution and Emergency Response

44. Owners are to advise Charterers of organisational details and names of Owners personnel together with their relevant telephone/facsimile/e-mail/telex numbers, including the names and contact details of Qualified Individuals for OPA 90 response, who may be contacted on a 24 hour basis in the event of oil spills or emergencies.

ISPS Code/US MTSA 2002

45. (a) (i) The Owners shall comply with the requirements of the International Code for the Security of Ships and of Port Facilities and the relevant amendments to Chapter XI of SOLAS (ISPS Code) relating to the vessel and “the Company” (as defined by the ISPS Code). If trading to or from the United States or passing through United States waters, the Owners shall also comply with the requirements of the US Maritime Transportation Security Act 2002 (MTSA) relating to the vessel and the “Owner” (as defined by the MTSA).

(ii) Upon request the Owners shall provide the Charterers with a copy of the relevant International Ship Security Certificate (or the Interim International Ship Security Certificate) and the full style contact details of the Company Security Officer (CSO).

(iii) Loss, damages, expense or delay (excluding consequential loss, damages, expense or delay) caused by failure on the part of the Owners or “the Company”/“Owner” to comply with the requirements of the ISPS Code/MTSA or this Clause shall be for the Owners’ account, except as otherwise provided in this Charter Party.

(b) (i) The Charterers shall provide the Owners and the Master with their full style contact details and, upon request, any other information the Owners require to comply with the ISPS Code/MTSA. Where sub-letting is permitted under the terms of this Charter Party, the Charterers shall ensure that the contact details of all sub-charterers are likewise provided to the Owners and the Master. Furthermore, the Charterers shall ensure that all sub-Charterers are likewise provided to the Owners and the Master. Furthermore, the Charterers shall ensure that all sub-charter parties they enter into during the period of this Charter Party contain the following provision:

“The Charterers shall provide the Owners with their full style contact details and, where sub-letting is permitted under the terms of the Charter Party, shall ensure that the contact details of all Sub-Charterers are likewise provided to the Owners.”

(ii) Loss, damages, expense or delay (excluding consequential loss, damages, expense or delay) caused by failure on the part of the Charterers to comply with this Clause shall be for the Charterers’ account, except as otherwise provided in this Charter Party.

(c) Notwithstanding anything else contained in this Charter Party all delay, costs or expenses whatsoever arising our of or related to security regulations or measures required by the port facility or any relevant authority in accordance with the ISPS Code/MTSA including, but not limited to, security guards, launch services, vessel escorts, security fees or taxes and inspections, shall be for the Charterers’ account, unless such costs or expenses result solely from the negligence of the Owners, Master or Crew. All measures required by the Owners to comply with the Ship Security Plan shall be for Owners’ account.

(d) If either party makes any payment which is for the other party’s account according to this clause, the other party shall indemnify the paying party.

~~(a)~~

~~(i)    From the date of coming into force of the International Code for the Security of Ships and of Port Facilities and the relevant amendments to Chapter XI of SOLAS (ISPS Code) and the US Maritime Transportation Security Act 2002 (MTSA) in relation to the Vessel and thereafter during the currency of this charter, Owners shall procure that both the Vessel and the Company’ (as defined by the ISPS Code) and the owner(as defined by the MTSA) shall comply with the requirements of the ISPS Code relating to the Vessel and the Company’ and the requirements of MTSA relating to the vessel and the owner. Upon request Owners shall provide documentary evidence of compliance with this Clause 45(a)~~

~~(ii)   Except as otherwise provided in this charter, loss, damage, expense or delay, caused by ‘failure on the part of Owners or the Company”/owner to comply with the requirements of the ISPS Code/MTSA or this Clause shall be for Owners’ account.~~

~~(b)~~

~~(ii)     Charterers shall provide Owners/Master with their full style contact details and shall ensure that the contact details of all sub-charterers are likewise provided to Owners/Master. Furthermore, Charterers shall ensure that all sub-charter parties they enter into during the period of this charter contain the following provision: The Charterers shall provide the Owners with their full style contact details and, where sub-letting is permitted under the terms of the charter party, shall ensure that the contact details of all sub-charterers are likewise provided to the Owners”.~~

~~(ii) Except as otherwise provided in this charter, loss, damage, expense or delay, caused by failure on the part of Charterers to comply with this sub-Clause 45(b) shall be for Charterers’ account.~~

	~~Charterers’ account.~~

~~(c)   Notwithstanding anything else contained in this charter costs or expenses related to security regulations or measures required by the port facility or any relevant authority in accordance with the ISPS Cod/MTSA including, but not limited to, security guards, launch services, tug escorts, port security fees or taxes and inspections, shall be for Charterers’ account, unless such costs or expenses result solely from Owners’ negligence in which case such costs or expenses shall be for Owners’ account. All measures required by Owners to comply with the security plan required by the ISPS Code/MTSA shall be for Owners’ account.~~

	~~(d) Notwithstanding any other provision of this charter, the vest shall not be off hire where there is a loss of time caused by Chartererers’ failure to comply with the ISPS Code/MTSA (when in force).~~
	~~(e) If either party makes any payment which is for the other party’s account according to this Clause, the other party shall indemnify the paying party.~~
Law and Litigation	46.	(a) This charter shall be construed and the relations between the parties determined in accordance with the laws of England.

(b)  All disputes arising out of this charter shall be referred to Arbitration in London in accordance with the Arbitration Act 1996 (or any re-enactment or modification thereof for the time being in force) subject to the following appointment procedure:

(i)    The parties shall jointly appoint a sole arbitrator not later than 28 days after service of a request in writing by either party to do so.

(ii)   If the parties are unable or unwilling to agree the appointment of a sole arbitrator in accordance with (i) then each party shall appoint one arbitrator, in any event not later than 14 days after receipt of a further request in writing by either party to do so. The two arbitrators so appointed shall appoint a third arbitrator before any substantive hearing or forthwith if they cannot agree on a matter relating to the arbitration.

(iii)  If a party fails to appoint an arbitrator within the time specified in (ii) (the “Party in Default”), the party who has duly appointed his arbitrator shall give notice in writing to the Party in Default that he proposes to appoint his arbitrator to act as sole arbitrator.

(iv)  If the Party in Default does not within 7 days of the notice given pursuant to (iii) make The required appointment and notify the other party that he has done so the other party may appoint his arbitrator as sole arbitrator whose award shall be binding on both parties as if he had been so appointed by agreement.

(v)   Any Award of the arbitrator(s) shall be final and binding and not subject to appeal.

(vi)  For the purposes of this clause 46(b) any requests or notices in writing shall be sent by fax, e-mail or telex and shall be deemed received on the day of transmission.

(c)  It shall be a condition precedent to the right of any party to a stay of any legal proceedings in which maritime property has been, or may be, arrested in connection with a dispute under this charter, that that party furnishes to the other party security to which that other party would have been entitled in such legal proceedings in the absence of a stay.

Confidentiality	47.	All terms and conditions of this charter arrangement shall be kept private and confidential
Construction	48.	The side headings have been included in this charter for convenience of reference and shall in no way affect the construction hereof.
	Appendix A:	OCIMF Vessel Particulars Questionnaire for the vessel, as attached, shall be incorporated herein.
	~~Appendix B:~~	~~Shell Safety and Environmental Monthly Reporting Template, as attached, shall be incorporated herein.~~
	Additional Clauses: 1-17 As attached, shall be incorporated herein.
	SIGNED FOR OWNERS		SIGNED FOR CHARTERERS
	FULL NAME	Constantine J. Markakis	FULL NAME	[signature illegible]
	POSITION	President Director	POSITION	Director

	/s/ Constantine J. Markakis

Special Provisions to LPG/C “GRENDON”

Time Charter Party dated 27th May 2011

1) BIMCO Bunker Fuel Sulphur Content Clause for Time Charter Parties 2005

(a) Without prejudice to anything else contained in this Charter Party, the Charterers shall supply fuels of such specifications and grades to permit the Vessel, at all times, to comply with the maximum sulphur content requirements of any emission control zone when the Vessel is ordered to trade within that zone.

The Charterers also warrant that any bunker suppliers, bunker craft operators and bunker surveyors used by the Charterers to supply such fuels shall comply with Regulations 14 and 18 of MARPOL Annex VI, including the Guidelines in respect of sampling and the provision of bunker delivery notes.

The Charterers shall indemnify, defend and hold harmless the Owners in respect of any loss, liability, delay, fines, costs or expenses arising or resulting from the Charterers’ failure to comply with this Sub-clause (a).

(b) Provided always that the Charterers have fulfilled their obligations in respect of the supply of fuels in accordance with Sub-clause (a), the Owners warrant that:

(i) the Vessel shall comply with Regulations 14 and 18 of MARPOL Annex VI and with the requirements of any emission control zone; and

(ii) the Vessel shall be able to consume fuels of the required sulphur content when ordered by the Charterers to trade within any such zone.

Subject to having supplied the Vessel with fuels in accordance with Sub-clause (a), the Charterers shall not otherwise be liable for any loss, delay, fines, costs or expenses arising or resulting from the Vessel's failure to comply with Regulations 14 and 18 of MARPOL Annex VI.

(c) For the purpose of this Clause, "emission control zone" shall mean zones as stipulated in MARPOL Annex VI and/or zones regulated by regional and/or national authorities such as, but not limited to, the EU and the US Environmental Protection Agency.

2)                  BIMCO U.S. Customs Advance Notification/AMS Clause for Time Charter Parties 2004

(a)         If the Vessel loads or carries cargo destined for the US or passing through US ports in transit, the Charterers shall comply with the current US Customs regulations (19 CFR 4.7) or any subsequent amendments thereto and shall undertake the role of carrier for the purposes of such regulations and shall, in their own name, time and expense:

i)                                         Have in place a SCAC (Standard Carrier Alpha Code);

ii)                                      Have in place an ICB (International Carrier Bond);

iii)                                   Provide the Owners with a timely confirmation of i) and ii) above; and

iv)                                  Submit a cargo declaration by AMS (Automated Manifest System) to the US Customs and provide the Owners at the same time with a copy thereof.

(b)         The Charterers assume liability for and shall indemnify, defend and hold harmless the Owners against any loss and/or damage whatsoever (including consequential loss and/or damage) and/or any expenses, fines, penalties and all other claims of whatsoever nature, including but not limited to legal costs, arising from the Charterers’ failure to comply with any of the provisions of sub-clause (a). Should such failure result in any delay then, notwithstanding any provision in this Charter Party to the contrary, the Vessel shall remain on hire.

(c)          If the Charterers’ ICB is used to meet any penalties, duties, taxes or other charges which are solely the responsibility of the Owners, the Owners shall promptly reimburse the Charterers for those amounts.

(d)         The assumption of the role of carrier by the Charterers pursuant to this Clause and for the purpose of the US Customs Regulations (19 CFR 4.7) shall be without prejudice to the identity of carrier under any bill of lading, other contract, law or regulation.

3)                  BIMCO Bunker Quality Control Clause for Time Charter Parties 2010

(1)    Charterers shall supply bunkers of a quality suitable for burning in the Vessel’s main engines and auxiliaries and which conform to the specification(s) mutually agreed under this Charter Party.

(2)    At the time of delivery of the Vessel, Owners shall place at the disposal of Charterers the bunker delivery note(s) and any samples relating to the fuels existing on board.

(3)    During the currency of the Charter Party, Charterers shall ensure that bunker delivery notes are presented to the Vessel on the delivery of fuel(s) and that during bunkering representative samples of the fuel(s) supplied shall be taken at the Vessel’s bunkering manifold and sealed in the presence of competent representatives of Charterers and the Vessel.

(4) The fuel samples shall be retained by the Vessel for 90 (ninety) days after the date of delivery or for whatever period necessary in the case of a prior dispute, and any dispute as to whether the bunker fuels conform to the agreed specification(s) shall be settled by analysis of the sample(s) by DNVPS or by another mutually agreed fuels analyst whose findings shall be conclusive evidence as to conformity or otherwise with the bunker fuels’ specification(s).

(5) Owners reserve their right to make a claim against Charterers for any damage to the Vessel’s main engines or the auxiliaries caused by the use of unsuitable fuels or fuels not complying with the agreed specification(s). Additionally, if bunker fuels supplied do not conform with the mutually agreed specification(s) or otherwise prove unsuitable for burning in the Vessel’s main engines or auxiliaries, Owners shall not be held responsible for any reduction in the Vessel’s speed performance and/or increased bunker consumption nor for any time lost and any other consequences.

4)                                     BIMCO Weather Routeing Clause for Time Charter Parties 2006

(a) The Vessel shall, unless otherwise instructed by the Charterers, proceed by the customary route, but the Master may deviate from the route if he has reasonable grounds to believe that such a route will compromise the safe navigation of the Vessel.

(b) In the event the Charterers supply the Master with weather routeing information, although not obliged to follow such routeing information, the Master shall comply with the reporting procedure of that service.

5)                                     INTERTANKO Piracy Clause for Time Charter Parties 2009

1. Owners shall not be required to follow Charterers’ orders that the Master or Owners determine would expose the vessel, her crew or cargo to the risk of acts of piracy.

2. Owners shall be entitled

(a) to take reasonable preventive measures to protect the vessel, her crew and cargo including but not limited to proceeding in convoy, using escorts, avoiding day or night navigation, adjusting speed or course, or engaging security personnel or equipment on or about the vessel;

(b) to follow any instruction or recommendations given by the flag state, any governmental or supra-governmental organization; and

(c) to take a safe and reasonable alternative route in place of the normal, direct or intended route to the next port of call, in which case Owners shall give Charterers prompt notice of the alternative route, an estimate of time and bunker consumption and a revised estimated time of arrival.

3. The vessel shall remain on hire for any time lost as a result of taking the measures referred to in Paragraph 2 of this Clause and for any time spent during or as a result of an actual or threatened attack or detention by pirates.

4. Charterers shall indemnify Owners against all liabilities costs and expenses arising out of actual or threatened acts of piracy or any preventive or other measures taken by Owners whether pursuant to Paragraph 2 of this Clause or otherwise, including but not limited to additional insurance premiums, additional crew costs and costs of security personnel or equipment.

5. Charterers warrant that the terms of this Clause will be incorporated effectively into any bill of lading issued pursuant to this charter party.

6)                                     BIMCO EU Advance Cargo Declaration Clause for Time Charter Parties 2010

(a) If the vessel loads cargo in any EU port or place destined for a port or place outside the EU or loads cargo outside the EU destined for an EU port or place, the Charterers shall comply with the current EU Advance Cargo Declaration Regulations (the Security Amendment to the Community Customs Code, Regulations 648/2005; 1875/2006; and 312/2009) or any subsequent amendments thereto and shall undertake the role of carrier for the purposes of such regulations and in their own name, time and expense shall:

(i)                                     Have in place an EORI (Economic Operator Registration and Identification) number;

(ii)                                  Provide the Owners with a timely confirmation of (i) above as appropriate; and

(iii)                               Submit an ENS (Entry Summary Declaration) cargo declaration electronically to the EU Member States’ Customs and provide the Owners at the same time with a copy thereof.

(b) The Charterers assume liability for and shall indemnify, defend and hold harmless the Owners against any loss and/or damage whatsoever (including consequential loss and/or damage) and/or any expenses, fines, penalties and all other claims of whatsoever nature, including but not limited to legal costs, arising from the Charterers’ failure to comply with any of the provisions of sub-clause (a). Should such failure result in any delay then, notwithstanding any provision in this Charter Party to the contrary, the vessel shall remain on hire.

(c) The assumption of the role of carrier by the charterers pursuant to this Clause and for the purpose of the EU Advance Cargo Declaration Regulations shall be without prejudice to the identity of carrier under any bill of lading, other contract, law or regulation.

14)                              Gratituities and Disbursement Clause

Any gratuities and disbursements that the master is required to make at ports in the Black Sea in order for the vessel to go about its usual trading pattern (in the avoidance of unnecessary delays / detention) and any fines / penalties imposed arbitrarily by port / terminal authorities in the Black Sea shall be for Charterers’ account supported by a statement from the vessel’s master detailing any costs, expenses and outlays. The master shall use best endeavours to keep such costs, expenses and outlays as low as possible.

15)                              Floating Storage Clause:

Charterers may use the vessel as floating storage provided that if there is any additional insurance required for such operation by Owners’ hull & machinery underwriters and / or P&I club such additional insurance premium and/or any additional expenses shall be for Charterers’ account.

In case of floating storage or prolonged time awaiting cargo operation in excess of 15 (fifteen) days and Owners advise that underwater fouling will adversely affect the vessel’s speed and consumption, Owners shall have the option to steam up to 12 (twelve) hours every 15 (fifteen) days to avoid or reduce underwater fouling. Additional bunker consumption for steaming shall be for Charterers’ account. In addition, Charterers shall at the end of the floating storage and / or waiting period as soon as possible arrange cleaning of hull and propeller to master’s satisfaction at Charterers’ time and cost.

Owners shall not be responsible for any underperformance with regard to vessel’s speed and consumption after a period exceeding 15 (fifteen) days of floating storage and / or awaiting cargo operation until vessel’s hull and propeller have been cleaned properly to master’s satisfaction by Charterers at their time and cost.

For extended periods of floating storage and / awaiting cargo operation exceeding 20 (twenty) days, Charterers shall supply additional freshwater as per master’s requirement at Charterers’ time and cost. The master shall endeavour to reduce vessel’s freshwater consumption during such periods and shall only request fresh water when necessary.

16)                              BIMCO Sanctions Clause for Time Charter Parties 2010

(a)                                 Owners shall not be obliged to comply with any orders for the employment of the vessel in any carriage, trade or on a voyage which, in the reasonable judgement of Owners, will expose the vessel, owners, managers, crew, the vessel’s insurers, or their re-insurers, to any sanction or prohibition imposed by any state, supranational or international governmental organisation.

(b)                                 If the vessel is already performing an employment to which such sanction or prohibition is subsequently applied, Owners shall have the right to refuse to proceed with the employment and Charterers shall be obliged to issue alternative voyage orders within 48 hours of receipt of Owners’ notification of their refusal to proceed. If Charterers do not issue such alternative voyage orders, Owners may discharge any cargo already loaded at any safe port (including the port of loading). The vessel shall remain on hire pending completion of Charterers’ alternative voyage orders or delivery of cargo by Owners and Charterers shall remain responsible for all additional costs and expenses incurred in connection with such orders/delivery of cargo. If in compliance with this sub-clause (b) anything is done or not done, such shall not be deemed a deviation.

(c)                                  Charterers shall indemnify Owners against any and all claims whatsoever brought by the owners of the cargo and/or the holders of bills of lading and/or sub-Charterers against Owners by reason of Owners’ compliance with such alternative voyage orders or delivery of the cargo in accordance with sub-clause (b).

(d)                                 Charterers shall procure that this clause shall be incorporated into all sub-charters and bills of lading issued pursuant to this charter party.

17)                              The vessel is further described as follows:

Flag: Bahamas

Built: 1996

Class: NK

SDWT: 5,242.97 Metric tonnes

SDRAFT: 5.542 M

LOA: 99.95 M

Beam: 19.60 M

KTM: 33.50 M

BCM: 46.30 M

TPC: 15.51

REHEATER: YES

CRANE: 1 X 4 M.T. SWL

G.T.: 4,484

CUBIC CAP (100 PC): 5,015.859 M3

ORIGINAL

London 24th October 2011

LPG/C “GRENDON”

ADDENDUM NO 1 to Time Charter Party dated 27th May 2011 between Orion Tankers Limited (Owners) and Petredec Ltd (Charterers)

IT HAS THIS DAY BEEN MUTUALLY AGREED between Owners and Charterers that the trading area for this Charter Party shall be amended to include:

“Egyptian Red Sea, not South of but including Ras Shukheir, excluding Sinai Peninsula and inter-Egyptian Red Sea trading.

All other terms, conditions and exceptions to the above mentioned Time Charter Party dated 27th May 2011 shall remain unaltered and in full force and effect.

OWNERS	CHARTERERS

/s/ Constantine J. Markakis	[signature illegiable]
Constantine J. Markakis
President Director

V. Should the vessel be ordered to sail outside the agreed warranty limits and if Owners agree to continue on such voyage, then Charterers undertake to reimburse owners for:

(a). any net extra insurance premium applicable; and

(b). any additional deductible thereof.

vi. The vessel shall remain on hire if delayed due to ice and / or to any reason related thereto.

vii. Notwithstanding anything else to the contrary in this Charter, Charterers shall be liable for all consequences whatsoever including but not limited to damages to the vessel and / or cargo due to ice and shall be liable for the costs and time for repairs.

All other terms, conditions and exceptions to the above mentioned Time Charter Party dated 27th May 2011 and Addendum No.1 shall remain unaltered and in full force and effect.

OWNERS	CHARTERERS

/s/ Constantine J. Markakis	[signature illegiable]
Constantine J. Markakis
President Director

ORIGINAL

London 7th December 2011

LPG/C “GRENDON”

ADDENDUM NO 2 to Time Charter Party dated 27th May 2011 between Orion Tankers Limited (Owners) and Petredec Ltd (Charterers)

IT HAS THIS DAY BEEN MUTUALLY AGREED between Owners and Charterers that the trading area for this Charter Party shall be amended to include Porvoo for one port call loading on or about the 15th December 2011.

On this basis Charterers agree to Statoil Ice Clause as follows:

The vessel is not to force ice nor follow ice-breakers. In case the vessel finds herself in, or has been ordered to, an iced area or an area affected by ice, then:

i. Charterers shall for their own account place necessary ice-breakers and ice adviser, if necessary, at the vessel’s disposal. If ice-breakers are not available at any time, then Owners shall not be bound to proceed.

ii. In the event that the nominated load or discharge port(s) is / are inaccessible due to ice, the vessel will proceed to the nearest safe ice-free position and at the same time request revised orders.

iii. Immediately upon receipt of such request Charterers shall nominate an alternative ice-free and accessible port in accordance with this Charter where there is no danger of the vessel being frozen in and where if the vessel has cargo onboard there are facilities for receiving the cargo.

iv. In the event that the Master deems the vessel in danger of being frozen in at the nominated load or discharge port(s), Owners may at their sole discretion and after having advised Charterers order the vessel to cease loading or discharging and leave such port. In such circumstances, Charterers shall for their own account place necessary ice-breakers and ice adviser, if necessary, at the vessel’s disposal.

ORIGINAL

London 11th January 2012

LPG/C “GRENDON”

ADDENDUM NO 3 to Time Charter Party dated 27th May 2011 between Orion Tankers Limited (Owners) and Petredec Ltd (Charterers)

IT HAS THIS DAY BEEN MUTUALLY AGREED between Owners and Charterers that the period under the above Time Charter to be extended as follows:-

Commencement: 1200 HRS LT 02.06.12

Period: 12 months 15 days more or less in Charterer’s option.

Hire rate: USD 315,000.00 per calender month including overtime plus USD 500.00 per calender month for communications.

Additional Clauses to be included:-

Ecuadorian Coastal Trade Clause:

In the event that the vessel is deployed in the Ecuadorian coastal trade:

i.                  Charterers shall be responsible for the regular collection and disposal of engine-room sludges at their time and expense; and

ii.               By commencement of the seventh (7th) month after arrival of the vessel in Ecuador, fifty (50) per cent of the vessel’s crew (as set out in her Safe Manning Certificate) shall be Ecuadorian nationals. Charterers shall reimburse Owners for any additional costs, expenses and liabilities of whatsoever nature arising out of the employment of Ecuadorian nationals on board.

Vessel Sale Clause:

Owners shall have the right to sell the vessel during the course of this charter with transfer of the charter attached, subject to Charterers’ approval of the transfer (said approval not to be unreasonably withheld).

All other terms, conditions and exceptions to the above mentioned Time Charter Party dated 27th May 2011 and Addenda’s 1 and 2 shall remain unaltered and in full force and effect.

OWNERS	CHARTERERS

/s/ Constantine J. Markakis	[signature illegible]
Constantine J. Markakis
President Director

ORIGINAL

London 9th March 2012

LPG/C “GRENDON”

ADDENDUM NO 4 to Time Charter Party dated 27th May 2011 between Orion Tankers Limited (Owners) and Petredec Ltd (Charterers)

IT HAS THIS DAY BEEN MUTUALLY AGREED between Owners and Charterers that the period under the above Time Charter to be extended as follows:-

Commencement: 1200 HRS LT 02.06.13

Period: 12 months 15 days more or less in Charterer’s option.

Hire rate: USD 315,000.00 per calender month including overtime plus USD 500.00 per calender month for communications.

All other terms, conditions and exceptions to the above mentioned Time Charter Party dated 27th May 2011 and Addenda’s 1, 2 and 3 shall remain unaltered and in full force and effect.

OWNERS	CHARTERERS

/s/ Constantine J. Markakis	[signature illegible]
Constantine J. Markakis President/Director	Don P. Dunston Director